FILED PURSUANT TO RULE NO. 424(b)(3)
PROSPECTUS SUPPLEMENT                                REGISTRATION NO.  333-96069
(To Prospectus dated March 12, 2002)


                                  [LOGO OMITTED]


                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated March 12, 2002, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

          The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                            Name of Company (1)                       Ticker        Amounts    Trading Market
           --------------------------------------------------        --------      ---------   --------------
           Akamai Technologies Inc.                                    AKAM             3          NASDAQ
           BEA Systems, Inc.                                           BEAS            10          NASDAQ
           BroadVision, Inc.                                           BVSN             1          NASDAQ
           E.piphany, Inc.                                             EPNY           1.5          NASDAQ
           InfoSpace, Inc.                                             INSP           0.8          NASDAQ
           InterNAP Network Services Corporation                       INAP             5          NASDAQ
           Kana Software, Inc.                                         KANA           0.2          NASDAQ
           NaviSite, Inc. (2)                                          NAVI         .1333          NASDAQ
           Openwave Systems Inc.                                       OPWV         3.221          NASDAQ
           Portal Software, Inc.                                       PRSF             6          NASDAQ
           RealNetworks, Inc.                                          RNWK             6          NASDAQ
           VeriSign, Inc.                                              VRSN          6.15          NASDAQ
           Vignette Corporation                                        VIGN             6          NASDAQ
           Vitria Technology, Inc.                                     VITR             4          NASDAQ

           _________________

          (1) As a result of the acquisition by Yahoo! Inc. of Inktomi Corp., Inktomi Corp. will no longer be included in the Internet Infrastructure HOLDRS. For the 4 shares of Inktomi Corp. previously represented in each round lot of 100 Internet Infrastructure HOLDRS, the Bank of New York received $6.60, which was distributed at a rate of $0.046 ($0.066 less a $0.02 custody fee) per each Internet Infrastructure HOLDR to holders of record on March 28, 2003.

          (2) Navisite, Inc. announced a one-for-fifteen reverse stock split on its common stock. Navisite, Inc. began trading on a split-adjusted basis on January 8, 2003. As of January 20, 2003, the share amount of Navisite, Inc. represented by a round lot of 100 Internet Infrastructure HOLDRS decreased to 0.13333 shares from 2 shares.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions

           The date of this prospectus supplement is March 31, 2003.